UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934



Date of Report  March 13, 2002
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                              Garuda Capital Corp.
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             (Exact name of registrant as specified in its chapter)

          Nevada                      0 - 30927                   980209053
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(State or other jurisdiction   (Commission File Number)     (IRS Employer ID #)
      of incorporation)


1895 26th Street, West Vancouver, B.C., Canada                     V7V 4K2
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(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code  604-482-0111
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          (Former name or former address, if changed since last report)



Item 5. Other Events and Regulation FD Disclosure

On March 11, 2002 Garuda Capital Corp. issued a press release to announce the signing of two letters of intent to wholly acquire two separate businesses, both located in Vancouver:

     o Hagensborg Foods Ltd., a BC corporation, is a manufacturer and distributor of fine chocolates and other gourmet food products. The company was founded in 1997 and its gross revenues for the year ended June 30, 2001 were US $1.4 million.

     o Natural Program Inc., a Nevada corporation, is a developer and distributor of herbal remedies. The company is still at the early development stage as the products, marketing and distribution are not yet fully established. The company's first proprietary product line is currently being test marketed in Vancouver-based health food stores and pharmacies.

Hagensborg will be acquired for consideration of US$1,120,000 cash for all its outstanding share capital and liquidation of certain debentures to be allocated as follows: $600,000 for the common shares, $100,000 for the preference shares and $420,000 for the retirement of the debentures. The current shareholders and debenture holders of Hagensborg have agreed to underwrite this acquisition whereby they will provide the investors that will participate in the private placement financing described below to the extent of providing sufficient cash to complete the acquisition.

Natural Program Inc. will be acquired for consideration of 500,000 shares of Garuda.

Private Placement - In order to finance the acquisitions and to provide working capital for these operations and funds for future acquisitions the Company is attempting to raise up to US$2.5 million by means of a private placement under an Offering Memorandum for up to 5,000,000 units at US$0.50 per unit. Each unit consists of one common share and one three year share purchase warrant. The warrants are exercisable at $0.50 in the first year, $0.60 in the second year and $0.70 in the third year.




                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                        Garuda Capital Corp.
                                                  ------------------------------
                                                            (Registrant)

                                                  /s/ John E. Curry
                                                  ------------------------------
                                                             (Signature)
Date  March 13, 2002                              John E. Curry, C.A., President